Exhibit 10.33

January 21, 2010

Mr. Craig Gatarz

134 Marvin Avenue

Los Altos, CA 94022

Dear Craig:

On behalf of RealD (the “Company”), I am pleased to offer you the position described herein and present you with this offer letter agreement (the “Agreement”) setting forth certain terms and conditions of your employment.

1.     Duties. You shall serve during the course of your employment as Executive Vice-President and General Counsel of the Company and shall report directly to Michael V. Lewis, the Chief Executive Officer (the “CEO”) of the Company. You shall be a member of the Company’s senior management team and shall have such duties and responsibilities as shall be consistent with your position and as shall be assigned to you by the CEO. You shall work out of the Company’s headquarters in Beverly Hills, CA. During the term of your employment with the Company, you will devote your full business time, skill and attention to your duties and responsibilities, and will perform them faithfully, diligently and competently, and you will use your best efforts to further the business of the Company.

a.     No Conflicting Obligations. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

b.     Start Date. Your official employment start date (the “Start Date”) shall be February 8, 2010. However, in the interim, you will attend the investment bank organization meeting, as the Company and its investment bankers will hold its organizational meeting prior to February 8. Also, prior to the start date, you will participate in the interviewing and selection of a law firm, as the Company will select its law firm before February 8. Also, between now and February 8, you will make yourself fully available to the Company via telephone and email. You will be compensated for any week in which you perform work prior to your February 8, 2010 start date at a weekly salary of $4,000, less all applicable withholdings and deductions. You will not be eligible to receive Company benefits prior to February 8, 2010.

2.     Compensation.

a.     Base Salary. Your initial base salary will be $250,000 on an annual basis, less all applicable withholdings and deductions, payable in accordance with the Company’s standard payroll procedures.

b.     Annual Bonus. You will be eligible to receive an annual performance bonus in the amount of up to 50% of your then-current base salary amount, less all applicable withholdings and deductions. Each Bonus Period lasts for twelve (12) months from April 1 through March 31 every year. Your bonus for fiscal year ended March 2011 shall be based on performance goals to be determined within sixty days after your Start Date, which shall include MBO goals consisting of a combination of corporate goals and individual goals (e.g., completion of the IPO or other financing event). Each subsequent Bonus Period’s performance goals shall be determined by the CEO or the Company’s board of directors (or a committee thereof), after the commencement of such fiscal year, set in its sole discretion and in consultation with you. For each Bonus Period, if both (i) the Company’s EBITDA for the Bonus Period exceeds the Board-approved budgeted EBITDA for the Bonus Period, and (ii) you meet your agreed-upon MBO Goals for the Bonus Period, you shall be eligible for the cash bonus payable on or as soon as reasonably practicable after July 1 after the end of the Bonus Period. To earn any bonus, you must be employed by the Company on the date the bonus will be paid. If the Company terminates you without Cause (as defined herein) prior to July 1 following a complete Bonus Period, and you have otherwise met all criteria to earn such bonus, the Company will pay you the bonus as if you were employed on July 1, provided you timely execute and deliver a general release of claims in favor of the Company, Company Group, and their employees and affiliates, in the form provided by the Company, within the period specified in the release, but in no event after the 45th day following the termination of your employment.

c.     Company-Sponsored Benefits. As a member of the senior management team of the Company, you will also be eligible to receive certain employee benefits pursuant to the Company’s standard benefit plans that the Company generally provides to the other members of the senior management team that may be in effect from time to time. These currently include paid vacation, monthly health insurance provided pursuant to the Company’s health insurance plan, 401(k) retirement benefits and Company paid holidays. The Company many, in its sole discretion and from time to time, amend or eliminate any of these benefits.

d.     Special Bonus. As of the commencement of your employment with the Company, the Company will pay you a special bonus (the “Special Bonus”) in the amount of $100,000, less all applicable withholdings and deductions. This Special Bonus will be earned monthly in 1/12th increments on the first of the month following each full month of completed employment, and advanced in full upon commencement of employment. In the event that you voluntarily resign from the Company within the first year of your employment with the Company, you will be obligated to return the unearned portion of the Special Bonus to the Company. In the event your employment is terminated without Cause (as defined herein) by the Company, or you resign for Good Reason (as defined herein), during the first year of employment, you shall be entitled to keep the Special Bonus in full.

e.     Severance. You shall be entitled to severance payments paid over a one year period beginning on your separation date from the Company in accordance with the Company’s normal payroll practices in an amount equal to your then current annual base salary, less all applicable withholdings and deductions, if: (i) you are terminated at any time without Cause (as defined herein) by the Company; or (ii) you are terminated without Cause by the Company or you resign for Good Reason within one (1) year after a Change in Control (as defined herein). In addition to the amount above, you shall be entitled to an additional $75,000.00 payable in equal increments over a one year period beginning on your separation date from the Company in accordance with the Company’s normal payroll practices, less all applicable withholdings and deductions, if the Company terminates you without Cause (as defined herein) within one (1) year after a Change in Control. You must timely execute and deliver a general release of claims in favor of the Company, Company Group, and their employees and affiliates, in the form provided by the Company, within the period specified in the release, but in no event after the 45th day following the termination of your employment, in order to receive any severance payments hereunder. If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments provided under this Section will be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax. In no event will the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax. Unless the Company and you otherwise agree in writing, any parachute payment calculation will be made in writing by independent public accountants agreed to by the Company and you, whose calculations will be conclusive and binding upon the Company and you for all purposes. The Company and you will furnish to the accountants such information and documents as the accountants may reasonably request in order to make a parachute payment determination.

f.      Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if the severance payment above constitutes an item of deferred compensation subject to Code Section 409A, the Company and you shall take all steps necessary (including with regard to any post-termination services you may perform) to ensure that any termination described above constitutes a “separation from service” within the meaning of Code Section 409A. In addition, no such payment will be made to your prior to the earlier of (a) the expiration of the six-month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (b) the date of your death, if your are deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Code Section 409A and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under the Treasury Regulations issued under Section 409A of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence will be paid to you in a lump sum upon expiration of such six-month period (or if earlier upon your death). It is intended that payments under this Agreement will be exempt from or comply with Code Section 409A, but the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from, or compliant with, Code Section 409A, and will have no liability to you or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant.

g.     Expense Reimbursement. You shall be reimbursed for all documented reasonable business expenses that are incurred in the ordinary course of business in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company will reimburse you for your reasonable travel expenses to and from your current home in Northern California and Los Angeles until such time as your relocation to Los Angeles is completed. In addition, in the event of a reimbursement that constitutes an item of deferred compensation that is subject to Code Section 409A, (i) the amount of expense reimbursement in one calendar year can in no way affect the amount of reimbursement in another calendar year for you; (ii) in all events such reimbursement(s) must be made no later than the last day of the year following the calendar year in which the expense is incurred; and (iii) no such reimbursement(s) may be subject to liquidation for cash or exchange for another benefit.

h.     Definitions.

(i)            For the purposes of this Agreement, the term “termination without Cause” shall mean a termination of your employment by the Company for any reason other than Cause, death or disability. “Cause” shall mean fraud, willful misconduct or violation of Company policies or practices, use or disclosure of Confidential Information that is unauthorized by this Agreement, or your performance of any act or omission which, if you were prosecuted, would constitute a felony of any nature, or a misdemeanor that reflects negatively on your ability to act in an executive role, in each case as determined by the Board, whose determination shall be conclusive and binding. Upon a termination of your employment by the Company for Cause, you will be entitled to only any salary and other benefits earned, but unpaid, and any reimbursement for expenses owed to you by the Company, as of the date of termination.

(ii)           For the purposes of this Agreement, “Good Reason” shall mean your resignation or departure by reason of and within 30 days following the occurrence of any of the following events without your express written consent, unless corrected prior to the date of resignation:

(1)           a material reduction in your then current annual base salary or a material diminution to your title, reporting structure or assigned duties or responsibilities with the Company or any surviving entity (other than as a result of the Company becoming a part of a larger company where you hold similar duties or responsibilities in a division of such larger company);

(2)           a change in the location of the current Beverly Hills, California facilities of the Company or other event that requires you to relocate more than 50 miles from the location of your employment; or

(3)           the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company’s assets, to assume this Agreement.

(iii)          For purposes of this Agreement, “Change in Control” shall mean:

(1)          any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ( the “Exchange Act”) together with its affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company, or (iii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually, a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates);

(2)          the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(3)          there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets.

3.     Equity Award. You will be offered a non-qualified stock option to purchase 200,000 shares of common stock (the “Option”) of the Company. You will be granted this Option on the earlier of the Financing Event (e.g., issuance of equity securities in excess of $25,000,000, including IPO) date or September 30, 2010. If the Option is granted on the Financing Event date, then the exercise price will be based upon the Financing Event price, but in any event will be equal to not less than the fair market value of the underlying shares on the date of grant as determined in accordance with the terms of the 2004 Amended and Restated Stock Plan, or any successor plan thereto (the “Stock Plan”). If the Option is granted on September 30, then the exercise price will be equal to the fair market value of the underlying shares on the date of grant as determined in accordance with the terms of the Stock Plan. Your vesting commencement date will be your Start Date. Your Option terms and conditions will be the same as those provided to Skarupa, Peixoto and all other RealD employees under the 2004 Amended and Restated Stock Plan. In the event of a Change in Control that occurs prior to the Financing Event date and September 30, the Option will be granted as of the date immediately prior to the consummation date of the Change in Control at the Change in Control price, but in any event will be equal to not less than the fair market value of the underlying shares on the date of grant as determined in accordance with the terms of the Stock Plan.

4.     Contingencies; Company Agreements. Your employment pursuant to this offer is contingent upon your providing the Company with the legally required proof of your identity and authorization to work in the United States, and a successful background check. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment or thereafter, develop certain information or inventions which will be the property of the Company. In consideration of, and as a condition to, your employment with the Company, and as an essential inducement to the Company to enter into this Agreement, this Agreement is expressly subject to your executing the RealD Employee Invention Assignment and Confidentiality Agreement in the form enclosed hereto.

5.     Miscellaneous.

a.     Northern California Lease. The Company shall either pay directly or reimburse you for up to $24,000 in connection with the rent obligations under your current Northern California home lease, which is scheduled to expire in June 2010.

b.     Relocation Expenses. The Company will reimburse you for reasonable relocation expenses from your current home in Northern California to Los Angeles, using a nationally recognized moving company. Such expenses shall be capped at $10,000.

In addition, in the event of a reimbursement contemplated under this Section 5 that constitutes an item of deferred compensation that is subject to Code Section 409A, (i) the amount of expense reimbursement in one calendar year can in no way affect the amount of reimbursement in another calendar year for you; (ii) in all events such reimbursement(s) must be made no later than the last day of the year following the calendar year in which the expense is incurred; and (iii) no such reimbursement(s) may be subject to liquidation for cash or exchange for another benefit.

c.     Other Matters.

(i)            During your employment, the Company will reimburse you for all reasonable expenses related to: (i) the maintenance of your State Bar memberships in the States of California and New York; and (ii) all required continuing legal education classes and requirements.

(ii)           The Company shall provide you with a new Company-owned laptop computer reasonably acceptable to you for your use provided you agree to comply with any applicable Company policies regarding its use. You are required to return this laptop, and all other Company property, to the Company upon termination of your employment.

6.     At-Will Employment. While we hope that your employment with the Company will be mutually satisfactory, employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause, and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may not be amended or modified except by an express writing signed and dated by both you and an executive officer of the Company (other than you).

7.     Entire Agreement. This Agreement, the Employee Invention Assignment and Confidentiality Agreement, and the Company’s 2004 Amended and Restated Stock Incentive Plan, as amended or superseded from time to time, contain the entire agreement between you and the Company regarding their terms.

8.     Choice of Law; Severability. This Agreement will be governed by the laws of the State of California. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision, or portion thereof, of this Agreement.

9.     Successors and Assigns. The Company may assign this Agreement to any successor (whether by amalgamation, merger, consolidation, sale of assets, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company, and this Agreement will be binding upon and inure to the benefit of such successors and assigns, including any Successor Company.

10.   A duplicate original of this offer is enclosed for your records. This offer will remain open until January 23, 2010. If you decide to accept the terms of this Agreement, please sign the enclosed copy of this Agreement and the Employee Invention Assignment and Confidentiality Agreement in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and Employee Invention Assignment and Confidentiality Agreement. Should you have anything else that you wish to discuss, please do not hesitate to call me. We look forward to working with you at RealD.

Sincerely,

RealD

By:	/s/ Michael V. Lewis
Michael V. Lewis
Chief Executive Officer

I have read, understand, and accept this employment offer. Furthermore, In choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this Agreement.

/s/ Craig Gatarz
Employee Signature

Craig Gatarz
Printed Name

Date: January 21, 2010

Enclosures:	Duplicate Original Letter
RealD Employee Invention Assignment and Confidentiality Agreement.